SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933



                      FIRST WASHINGTON REALTY TRUST, INC.
             (Exact Name of Registrant as Specified in its Charter)



Maryland                                                       52-1879972
State or Other Jurisdiction of                      (IRS Employer Identification
Incorporation or Organization)                             Number)

                        4350 East-West Highway, Suite 400
                            Bethesda, Maryland 20814
                                 (301) 907-7800
               (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                William J. Wolfe
                      President and Chief Executive Officer
                        4350 East-West Highway, Suite 400
                            Bethesda, Maryland 20814
                                 (301) 907-7800

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                                 with a copy to:

                            R. Ronald Hopkinson, Esq.
                                Latham & Watkins
                                885 Third Avenue
                                   Suite 1000
                            New York, New York 10022
                                 (212) 906-1200

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]


                         CALCULATION OF REGISTRATION FEE

Title of Each Class      Amount to       Proposed Maximum
of Securities to be      be Registered   Aggregate Price
Registered                               Per Unit (1)
--------------------     -------------   -----------------

Common Stock (2)         273,204         $23.1875


Proposed Maximum Aggregate              Amount of
Offering Price                          Registration Fee
--------------------------              ----------------

$6,334,917.75                               $1761

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), and based on a per share price of $23.1875, the average of the high and low prices of the Company's common stock, as reported on the New York Stock Exchange on January 19, 1999.

(2) Also includes preferred share purchase rights. Prior to the occurrence of certain events, these rights will not be exercisable or represented separately from the Common Stock.

     This registration statement relates to the possible issuance of shares of common stock of First Washington Realty Trust, Inc. upon the exchange of units of limited partnership interest in First Washington Realty Limited Partnership. These units were issued in transactions on December 1, 1997 and January 1, 1998, and become exchangeable after January 20, 1999 and January 31, 1999, respectively.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.



                                   PROSPECTUS

                  SUBJECT TO COMPLETION, DATED JANUARY 20, 1999

                       FIRST WASHINGTON REALTY TRUST, INC.

                                 273,204 Shares

                                  Common Stock


     We are offering 273,204 shares of our common stock upon the exchange of certain partnership units as described more fully in this prospectus. We will not receive any of the proceeds from the sale of the shares offered under this prospectus. See "Plan of Distribution."

     Our common stock is listed on the New York Stock Exchange under the symbol "FRW." On January 19, 1999, the closing sale price of our common stock was $23.25 per share.

     To maintain our qualification as a real estate investment trust, we limit transfer of our common stock, and no person may own more than 9.8% of the outstanding shares of our common stock and 9.8% of the outstanding shares of our convertible preferred stock, as determined under the attribution rules of the Internal Revenue Code, subject to certain exceptions.

     You should be aware that an investment in our common stock involves various risks. See "Risk Factors" on page 3 and in our Current Report on Form 8-K/A filed on January 19, 1999, which is incorporated in this prospectus by reference.

     Holders of units should also realize that the exchange of a unit will be treated as a taxable sale of the unit. As such, holders will recognize gain or loss from the "sale" of the unit equal to the difference between the amount considered realized for tax purposes and the holder's adjusted tax basis in the unit. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to exchange units for shares of our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete. It is illegal for any person to tell you otherwise. The date of this prospectus is January 20, 1999.

                                TABLE OF CONTENTS



                                                                            PAGE
Available Information                                                          1
Incorporation of Certain Documents by Reference                                1
Risk Factors                                                                   3
The Company                                                                    3
Description of Capital Stock                                                   7
Partnership Agreement                                                         12
Exchange of the Units                                                         13
Provisions of Maryland Law and the Company's Charter and Bylaws               20
Federal Income Tax Consequences                                               26
Experts                                                                       43
Legal Matters                                                                 43
Plan of Distribution                                                          43

                              AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Therefore, we file reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and obtain copies of our reports, proxy statements and other information at:

     *    Public Reference Section
          Securities and Exchange Commission
          Room 1024, Judiciary Plaza
          450 Fifth Street, N.W.
          Washington, D.C. 20549
          Midwest Regional Office

     *    Citicorp Center
          500 West Madison Street
          Suite 1400
          Chicago, Illinois 60661-2511
          Northeast Regional Office

     *    7 World Trade Center
          Suite 1300
          New York, New York, 10048

     You may also contact the SEC by telephone at (800) 732-0330. The Commission also maintains a website at http://www.sec.gov where you can retrieve this information. You may inspect copies of these materials and other information about us at The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     We have filed with the Commission a registration statement on Form S-3 for the shares offered under this prospectus under the Securities Act of 1933, as amended. The prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. You can obtain a copy of these exhibits by calling or writing to us at 4350 East-West Highway, Suite 400, Bethesda, MD 20814, Attention: Investor Relations; telephone number (301) 907-7800.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The  following   documents,   which  we  have  previously  filed  with  the
Commission, are incorporated by reference:

(1) our Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Commission on March 31, 1998 (File No. 000-25230);

(2) the description of our common stock contained in our registration statement on Form 8-A filed with the Commission on August 9, 1996 (File no.
     001-13822), and the description of our preferred share purchase rights contained in our registration statement on Form 8-A filed on October 23, 1998 (File no. 001-14571);

(3) our Proxy Statement for our Annual Meeting of Shareholders held on May 8, 1998 (File No. 000-25230);

(4) our quarterly reports on Form 10-Q for the periods ended March 31, 1998, June 30, 1998, and September 30, 1998 (File No. 000-25230); and

(5) our current reports on Form 8-K filed on October 30, October 27, October 23, July 31, July 28, June 26, June 17 and May 18, 1998 (File No. 000-25230).

     We incorporate by reference all documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the shares made under this prospectus. All of these documents shall be a part of this prospectus from the date of filing. Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference in this prospectus, shall be considered modified o superseded for purposes of this prospectus if anything in this prospectus or in a document incorporated by reference into this prospectus modifies or supersedes the statement. Any modified or superseded statement will not constitute a part of this prospectus except as modified or superseded.

     We will provide without charge to each person who requests it in writing a copy of any or all of the documents incorporated by reference in this prospectus, except the exhibits to those documents (unless the exhibits are specifically incorporated by reference in the documents). You should direct requests for these copies to First Washington Realty Trust, Inc., at 4350 East-West Highway, Suite 400, Bethesda, MD 20814, Attention: Investor Relations; telephone number 301-907-7800.

                                  RISK FACTORS

     You should carefully consider, among other factors, the risk factors described below and incorporated by reference.

     The exchange of units has tax consequences. If you redeem or exchange units for cash or shares of stock, you will recognize gain or loss because the redemption and exchange are each taxable transactions. Depending upon your particular situation, it is possible that the amount of gain you recognize or even your tax liability resulting from the gain could exceed the amount of cash and the value of the shares of stock you receive upon the redemption or exchange. See "Federal Income Tax Consequences - Tax Consequences of Redemption or Exchange of Units."

     This prospectus, including the documents incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act. Section 27A of the Securities Act does not, however, apply to statements relating to the operations of a partnership. Also, documents subsequently filed by us with the Commission and incorporated by reference will contain forward-looking statements. Actual results could differ materially from those projected in the forward- looking statements as a result of the risk factors described below and incorporated by reference and the matters set forth or incorporated in this prospectus generally. We caution you, however, that any list of risk factors may not be exhaustive, particularly with respect to future filings.

     Although First Washington Realty Trust, Inc., First Washington Realty Limited Partnership and First Washington Management, Inc. are separate entities, for ease of reference, the terms "we," "us," and "ours" refer to the business and properties of all of these entities, unless the context indicates otherwise. For ease of reference and clarity, we refer to First Washington Realty Trust, Inc. as the "REIT," First Washington Realty Limited Partnership as the
"Operating Partnership," and First Washington Management, Inc. as the "Management Company."

                                   THE COMPANY

General

     We are a real estate investment trust with expertise in the acquisition, property management, leasing, renovation and development of principally supermarket-anchored neighborhood shopping centers. We are an integrated stand-alone company that manages its own properties, and administers its own affairs. As of December 31, 1998, we owned a portfolio of 55 retail properties containing a total of approximately 6.0 million square feet of gross leasable area ("GLA").

     We have followed a highly focused business strategy with respect to property type and location. We concentrate our efforts on supermarket-anchored neighborhood shopping centers. We generally seek to own properties located in densely populated areas with high visibility, open-air designs and ease of entry and exit. Also, we seek to own properties that may be readily adaptable over time to expansion, renovation and redevelopment.

     Our retail properties are strategically located neighborhood shopping centers principally anchored by well known tenants such as Giant Food, Safeway, Shoppers Food Warehouse, Food Lion, A&P Superfresh, Winn Dixie, Weis Markets, Acme Market, Dominick's Supermarket, CVS/Pharmacy and Rite Aid. Neighborhood shopping centers are typically open-air centers ranging in size from 50,000 to 150,000 square feet of GLA and anchored by supermarkets and/or drug stores. Our retail properties range in size from approximately 3,000 square feet of GLA to approximately 335,000 square feet of GLA, and average approximately 106,000 square feet of GLA. The anchor tenants typically offer daily necessity items rather than specialty goods. Nine of our retail properties are relatively small in size, with less than 50,000 square feet of GLA. These smaller properties do not have a large supermarket or drug store anchor tenant, and, therefore, may experience greater variability in consumer traffic and operating performance.

     The Operating Partnership and the Management Company hold all of our assets and conduct all of our operations. Some of the properties are owned by partnerships or limited liability companies in which the REIT, a subsidiary of the REIT, or the Operating Partnership, acts as general partner or managing member and owns a controlling interest (the "Lower Tier Partnerships"). We are the sole general partner of the Operating Partnership and we currently own approximately 69.8% of the partnership interests in the Operating Partnership. The limited partners are individuals, partnerships and others who have contributed their properties in exchange for partnership interests ("Units"). The limited partners may exchange their Units for cash, or, at our option, for our stock on a one for one basis.

     The Operating Partnership owns 100% of the non-voting preferred stock of the Management Company, and is entitled to 99% of the cash flow from the Management Company.

     First Washington Realty Trust, Inc. was formed in April 1994 to continue and expand the neighborhood shopping center acquisition, management and renovation strategies of the Management Company. The Management Company has been engaged in the business since 1983, and was founded by Stuart D. Halpert, our Chairman, William J. Wolfe, our President and Chief Executive Officer, and Lester Zimmerman, one of our Executive Vice Presidents.

     We have approximately 70 employees. These employees include a team of asset and property managers and leasing agents and in-house legal, architectural, engineering, accounting, marketing and computer specialists. Our executive and principal property management office is located at 4350 East-West Highway, Suite 400, Bethesda, Maryland 20814 and our telephone number is 301-907-7800. We also have regional property management offices located in North Carolina, Pennsylvania and Virginia.

Growth Strategies

     We seek to increase cash flow and distributions and the value of our portfolio through intensive property management and strategic renovation and expansion of our properties. We also seek the opportunistic acquisition of additional neighborhood shopping centers within the Mid-Atlantic region and the Chicago metropolitan area. We have extensive knowledge of local market growth patterns and economic conditions in these two areas. We would also consider acquisitions in other metropolitan markets which management determines to be both attractive and conveniently accessible.

     Intensive Management. A key aspect of our strategy is improving the operating performance of our properties over time through intensive property management. We seek to increase operating margins by increasing revenues through increased occupancy and/or rental rates, maintaining high tenant retention rates (i.e., the percentage of tenants who renew their leases upon expiration), and aggressively managing operating expenses.

     We believe that, as a fully integrated real estate organization with both owned and third-party managed properties, we enjoy significant operating efficiencies. Many of our competitors operate smaller, fragmented portfolios. Our operating efficiencies are the result of economies of scale in operating expenses, more effective leasing and marketing efforts, and enhanced tenant retention levels. We also benefit from effectively spreading certain fixed property management and leasing cost over our entire owned and third-party managed portfolio. We believe that the scope of our portfolio, combined with the professional and community ties of Messrs. Halpert and Wolfe to the Mid-Atlantic region enables us to develop long-term relationships with national and regional tenants which occupy multiple properties in our portfolio. We believe that these relationships improve occupancy rates and tenant retention levels.

     Strategic Renovation and Expansion. We seek to increase operating results through the strategic renovation and expansion of certain of our properties. The retail properties are typically adaptable for varied tenant layouts and can be reconfigured to accommodate new tenants or the changing space needs of existing tenants. In determining whether to proceed with a renovation or expansion, we consider both the cost of expansion or renovation and the increase in rent attributable to expansion or renovation. We believe that our retail properties will provide opportunities for renovation and expansion.

     As a fully-integrated real estate organization, we maintain expertise in the development of new retail properties. We developed three of our properties containing approximately 525,000 square feet of GLA. We believe that our principal anchor tenants and other real estate professionals are likely to present us with development opportunities in the future.

     Opportunistic Acquisitions. Another principal component of our strategy is the acquisition of additional neighborhood shopping centers within the Mid-Atlantic region and the Chicago metropolitan area. We will seek to acquire properties which are strategically located along major traffic arteries in well-established, densely populated communities. We typically select properties in locations where we believe the supply of developable land and zoning restrictions impede the development of competing shopping centers and where tenants' location alternatives are limited. We would also consider acquisitions in other metropolitan markets which management determines to be both attractive and conveniently accessible.

     Through our third-party management, leasing and related service business and network of regional management and leasing offices, we are familiar with local conditions in our markets. Because our third-party clients frequently seek assistance with the revitalization and disposition of their properties, we believe that we are in a unique position to ultimately acquire these properties. For example, the Management Company provided property management and leasing services for five properties acquired from third-party clients. We believe opportunities for neighborhood shopping center acquisitions are particularly attractive at this time, due to fragmented ownership of neighborhood shopping center properties, limited availability of capital for non-institutional owners of retail property, and declining construction of new retail properties.

     When evaluating potential acquisitions, we consider such factors as:

* economic, demographic and regulatory conditions in the property's local and regional market;

*    the location, construction quality and design of the property;

* the current and projected cash flow of the property and the potential to increase cash flow;

*    the potential for capital appreciation of the property;

* the terms of tenant leases, including the relationship between the property's current rents and market rents and the ability to increase rents upon lease rollover;

* the occupancy and demand by tenants for properties of a similar type in the market area;

* the potential to complete a strategic renovation, expansion, or retenanting of the property; the property's current expense structure and the potential to increase operating margins; and

*    competition from comparable retail properties in the market area.

We have successfully completed the acquisition of 42 properties since our organization in April 1994.

Property Management, Leasing And Related Service Business

     Through our interest in the Management Company, we have continued the property management, leasing and related service business of the Management Company. The Operating Partnership owns all of the non-voting preferred stock of the Management Company and is entitled to 99% of the cash flow of the Management Company. Certain members of management own the outstanding common stock of the Management Company, and are therefore entitled to 1% of the cash flow of the Management Company. In addition to servicing our properties, as of December 31, 1998, the Management Company provided management, leasing and related services to 23 properties comprising approximately 2.3 million square feet of GLA for 13 third-party clients. In addition to providing another source of growth for funds from operations, we believe that the third-party management business allows us to:

* achieve operating efficiencies in managing our owned properties through the bulk purchase of goods and services;

* develop more extensive, long-term relationships with tenants in multiple properties; and

* identify additional acquisition opportunities from third-party clients interested in the eventual sale of their properties.

     The Management Company provides services to third-party owners under contracts of varying duration. These contracts generally provide for management fees of up to 5.0% of monthly gross property receipts. The management contracts are typically cancelable upon 30 days' notice or upon the occurrence of certain events, including the sale of the property. Leasing fees typically range from 3.0% to 6.0% of the minimum base rents payable during the initial term of the lease. In addition to its third-party management and leasing business, the Management Company provides related services including consulting and brokerage services for which it receives customary fees.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary of the terms of our stock does not purport to be complete and is subject to and qualified by the Maryland General Corporation Law, our charter, a copy of which is an exhibit to our Annual Report on Form 10-K for the year ended December 31, 1997, and our bylaws, a copy of which is an exhibit to this registration statement. See "Available Information."

General

     Our charter authorizes us to issue up to 90,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of December 31, 1998, we have 8,566,985 shares of common stock and 2,314,189 shares of convertible preferred stock issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation's debts or obligations. Our stockholders also have no liability for further calls or assessments on their shares of common stock.

Common Stock

     As a holder of common stock, you will be entitled to receive distributions on common stock if, as and when our Board of Directors authorizes and declares distributions. However, your rights to receive distributions may be subordinated to the rights of holders of preferred stock. In any liquidation, each outstanding common share entitles its holder to share (based on the percentage of shares held) in the assets that remain after we pay our liabilities and any preferential distributions owed to preferred stockholders. Holders of shares of convertible preferred stock are entitled to a participating distribution in amounts available for distribution on the common stock. The participating distribution is equal to the amount of any distribution on the common stock in excess of $0.4875 per share of common stock multiplied by the number of shares of common stock, or fraction thereof, into which each share of convertible preferred stock is or will be convertible.

     Other than upon voluntary or involuntary liquidation, the amount of the aggregate liquidation preference of the convertible preferred stock will not be counted as a liability in determining whether we are permitted under Maryland law to make a distribution, by dividend, redemption or other acquisition of shares or otherwise.

     Subject to the matters discussed under "Provisions of Maryland Law and the REIT's Charter and Bylaws Control Share Acquisitions," holders of the common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Unless our charter provides otherwise with respect to preferred stock, the holders of common stock possess exclusive voting power. There is no cumulative voting in the election of directors. This means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares of common stock cannot elect any directors.

     Holders of shares of common stock have no preference, conversion, sinking fund, redemption or exchange rights or preemptive rights. A conversion right entitles a stockholder to convert his shares to a different security, such as debt or preferred stock. A sinking fund or redemption right entitles a stockholder to redeem his shares for cash or other securities at some point in the future. Sometimes a redemption right is paired with an obligation of the company to create an account into which the company must deposit money to fund the redemption (i.e., a sinking fund). Preemptive rights entitle stockholders to subscribe for a percentage of any other securities we offer in the future based on the percentage of shares owned. All shares of a particular class of issued common stock have equal dividend, distribution, liquidation and other rights.

     Under Maryland law, we generally cannot dissolve, amend our charter, merge, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. As permitted under Maryland law, our charter provides for approval of any of these actions by a majority of the votes entitled to be cast on the matter, except in the case of amendment of the charter provisions relating to removal of directors, classification of the Board of Directors, voting rights of the common stock or voting requirements for charter amendments, which require the affirmative vote of holders of shares entitled to cast two-thirds of all the votes entitled to be cast on the matter. In addition, a number of other provisions of Maryland law could significantly affect the shares of common stock and the rights and obligations of its holders and could delay, defer or prevent a change in control or other transaction in which the holders of some or a majority of the common stock might receive a premium for their common stock over the then prevailing market price or which such holders might believe to be otherwise in their best interest. See "Provisions of Maryland Law and the REIT's Charter and Bylaws."

                    Power To Issue Additional Shares Of Stock

     The charter grants the Board of Directors the power to authorize the issuance of additional authorized but unissued shares of common stock and preferred stock, including any unissued shares of any series of preferred stock, to the extent permitted by the terms of these series. The Board of Directors may also classify or reclassify unissued shares of common or preferred stock and authorize the issuance of these classified or reclassified shares of stock. Under Maryland law and the charter, the Board of Directors is required to fix the terms and conditions for each class or series before the issuance of the shares of each class or series of stock. These terms and conditions include preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption.

     We believe that this power of the Board of Directors provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded, the additional classes or series, as well as the common stock, will generally be available for issuance without further actio by our stockholders. However, the issuance of additional series of preferred stock with rights senior to the convertible preferred stock must be approved by the holders of convertible preferred stock. Although the Board of Directors does not intend to do so at the present time, it could authorize the issuance of a class or series that could delay, defer or prevent a change of control or other transaction that might involve a premium price for the common stock and convertible preferred stock or otherwise be in the best interest of the stockholders.

               Restrictions On Ownership, Transfer And Conversion

     Internal Revenue Code Requirements. To maintain our REIT qualification, no less than six individuals (as defined in the Internal Revenue Code of 1986, as amended (the "Code") to include certain entities) can own, actually or constructively, more than 50% in value of our issued and outstanding capital stock at any time during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity actually or constructively owns our capital stock under this requirement. Additionally, at least 100 or more persons must beneficially own our capital stock during at least 335 days of a taxable year. Also, rent from Related Party Tenants (as defined below under "Federal Income Tax Consequences-Taxation of the REIT Income Tests") is not qualifying income for purposes of the gross income tests of the Code. See "Federal Income Tax Consequences-Taxation of the REIT Requirements for Qualification." To help ensure we meet these tests, our charter restricts the acquisition and ownership of shares of our capital stock.

     Transfer Restrictions in Charter. Subject to certain exceptions specified in our charter, no holder may own, either actually or constructively under the applicable attribution rules of the Code, more than 9.8% (by number or value, whichever is more restrictive) of the outstanding shares of common stock. Except as described below, this limit will not apply to holders of shares of common stock who exceed the limit solely because they convert shares of convertible preferred stock into shares of common stock. However, no person may actually or constructively acquire or own shares of convertible preferred stock or shares of common stock, or convert convertible preferred stock into common stock, if the total value of convertible preferred stock and common stock actually and constructively owned by the person would exceed 9.8% of the total value of the outstanding shares of all of our capital stock. Under certain circumstances, this limitation could prevent a person who owns shares of convertible preferred stock from converting a portion of these shares into shares of common stock.

     Effect of Violation of Transfer Restrictions. If, as a result of an attempted acquisition (actual or constructive) of capital stock, any person (a "Prohibited Transferee") would acquire, either actually or constructively under the applicable attribution rules of the Code, shares of capital stock in excess of an ownership restriction, those shares will be automatically transferred to a trust for the benefit of a charitable beneficiary. This transfer will be effective as of the close of business on the business day prior to the attempted acquisition by the Prohibited Transferee. While this stock is held in trust, the trustee shall have all of the shares' voting rights and all dividends or distributions paid on the stock will be paid to the trustee of the trust for the benefit of the charitable beneficiary. Any dividend or distribution paid on shares of capital stock prior to our discovery that the shares have been automatically transferred to the trust shall, upon demand, be paid over to the trustee for the benefit of the charitable beneficiary. Within 20 days of receiving notice from us of the transfer of shares to the trust, the trustee of the trust must sell the shares held in the trust to a person who may hold the shares without violating the ownership restrictions (a "Permitted Holder"). Upon this sale, the price paid for the shares by the Permitted Holder shall be distributed to the Prohibited Transferee to the extent of the lesser of:

*    the price paid by the Prohibited Transferee for the shares;

* in the case of a transfer of shares to a trust resulting from an event other than an actual acquisition of shares by a Prohibited Transferee, the Market Price (as defined in the charter) on the date of transfer to the trust, of the shares so transferred; or

* the price per share received by the trustee from the sale or other disposition of the shares held in the trust.

Any proceeds in excess of this amount shall be paid to the charitable beneficiary.

     We will automatically repurchase shares to the extent necessary to prevent any violation of the ownership limits resulting from events other than the actual or constructive acquisition of capital stock by the holder (e.g., changes in the relative value of different classes of our capital stock). In the event of any automatic repurchase, the repurchase price of each share will be equal to the market price on the date of the event that resulted in the repurchase. Any dividend or other distribution paid to a holder of repurchased shares prior to the discovery by us that the shares have been automatically repurchased by us as described above must be repaid to us upon demand.

     If shares of capital stock which would cause us to be beneficially owned by less than 100 persons are issued or transferred to any person, the issuance or transfer shall be null and void to the intended transferee, and the intended transferee will acquire no rights to the stock.

     The Board of Directors may waive the ownership limits for a particular stockholder if the Board of Directors and our tax counsel is satisfied that the ownership will not jeopardize our status as a REIT. As a condition of the waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving our REIT status.

     In addition to any of the foregoing ownership limits, no holder may own, either actually or constructively under the applicable attribution rules of the Code, any shares of any class of our capital stock if:

* more than 50% in value of our outstanding capital stock would be owned, either actually or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities),

* our capital stock would be beneficially owned by less than 100 persons, determined without reference to any rules of attribution, or

*    we would fail to qualify as a REIT.

Acquisition or ownership (actual or constructive) of our capital stock in violation of these restrictions will result in automatic transfer of such stock to a trust for the benefit of a charitable beneficiary, our automatic repurchase of the violative shares, or voiding the violative transfer, as described above.

     If the Board of Directors shall at any time determine in good faith that a person intends to acquire or own, has attempted to acquire or own, or may acquire or own our capital stock in violation of the limits described above, the Board of Directors shall take actions to refuse to give effect to or to prevent the ownership or acquisition. These actions include but are not limited to authorizing us to repurchase stock, refusing to give effect to such ownership or acquisition on our books, or instituting proceedings to enjoin such ownership or acquisition.

     The constructive ownership rules are complex and may cause common stock or convertible preferred stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding common stock or less than 9.8% of the outstanding convertible preferred stock, or the acquisition of an interest in an entity which owns common stock or convertible preferred stock by an individual or entity could cause that individual or entity, or another individual or entity, to constructively own common stock or convertible preferred stock in excess of the limits described above.

     All certificates representing shares of our capital stock bear a legend referring to the restrictions described above.

     All persons who own a specified percentage (or more) of the outstanding shares of our stock must file with us a completed questionnaire annually containing information about their ownership of the shares, as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage will be set between 0.5% and 5.0%, depending on the number of record holders of shares. In addition, each stockholder may be required to disclose to us in writing information about the actual and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

     These ownership limitations could discourage a takeover or other transaction in which holders of some, or a majority, of shares of common stock or convertible preferred stock might receive a premium for their shares over the then prevailing market price or which stockholders might believe to be otherwise in their best interest.

Registration Rights Agreements

     Under various registration rights agreements, we have shelf registration statements effective or have agreed to file a registration statement that cover:

* the resale of shares of convertible preferred stock and shares of common stock and the issuance of shares of common stock upon exchange of common units that were issued in private placements at the time of and since our formation; and

* the exchange of exchangeable debentures and exchangeable preferred units for convertible preferred stock.

We must use our best efforts to maintain the effectiveness of these registration statements. The exchange of outstanding securities for common stock and convertible preferred stock will increase the number of outstanding shares of common stock and convertible preferred stock, and will increase our percentage ownership interest in the Operating Partnership.

NYSE Listing

     The common stock is listed on the NYSE under the symbol "FRW." The convertible preferred stock is listed on the NYSE under the symbol "FRW pf."

Transfer Agent

     American Stock Transfer & Trust Company is the transfer agent and registrar for the shares of common stock and convertible preferred stock.

                              PARTNERSHIP AGREEMENT

     The  following  summary  of  the  Partnership   Agreement,   including  the
descriptions of certain provisions set forth elsewhere in this prospectus, is qualified in its entirety by reference to the Partnership Agreement.

Management

     The Operating Partnership was organized as a Maryland limited partnership pursuant to the Maryland Revised Uniform Limited Partnership Act and the terms of the First Amended and Restated Agreement of Limited Partnership. The REIT is the sole general partner and the holder of a majority of the Units of the Operating Partnership. Generally, pursuant to the partnership agreement, the REIT has full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, subject to certain limited exceptions. The limited partners of the Operating Partnership generally have no authority to participate in or exercise control or management power over the business and affairs of the Operating Partnership.

Transferability of Interests

     The partnership agreement generally provides that the REIT may not voluntarily withdraw from the Operating Partnership, or transfer or assign its interest in the Operating Partnership. The limited partners, on the other hand, may transfer their interests in the Operating Partnership to a Qualified Transferee, as defined in the partnership agreement. Both the REIT and the Operating Partnership have a right of first refusal in the case of transfer by the limited partners. No transferee may become a substituted limited partner without our consent.

Capital Contributions

     If we determine that the Operating Partnership requires additional funds at any time, then we, to the extent consistent with our REIT status, will borrow such funds from a lender and lend such funds to the Operating Partnership on comparable terms. We will contribute the amount of any required additional funds which were not borrowed from a lender as an additional capital contribution to the Operating Partnership. If we contribute additional capital to the Operating Partnership, our partnership interest in the Operating Partnership will be increased on a proportionate basis based upon the amount of the additional capital contributions. Conversely, the partnership interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by the REIT.

Exchange Rights

     Under the partnership agreement, the holders of common units have the right to require the Operating Partnership to redeem part or all of their common units for cash. We may elect to acquire the common units tendered for redemption in exchange for shares of common stock on a one-for-one basis. However, a holder of common units may not effect an exchange or a redemption if an exchange for common stock would cause any person to violate any provision of our charter, including those provisions relating to restrictions on ownership and transfer of our capital stock. Holders of exchangeable preferred units may require that we acquire exchangeable preferred units for shares of convertible preferred stock on a one-for-one basis, subject to the limitation set forth in the charter. See "Description of Capital Stock-Restrictions on Ownership, Transfers and Conversion."

Tax Matters

     As provided in the partnership agreement, the REIT is the tax matters partner of the Operating Partnership. Accordingly, the REIT makes whatever tax elections must be made under the Code. The net income or net loss of the Operating Partnership will generally be allocated to the REIT and the limited partners in accordance with priorities of distribution. See "Federal Income Tax Consequences-Tax Aspects of the Operating Partnership."

Operations

     The partnership agreement requires that the Operating Partnership be operated in a manner that will enable us to satisfy the requirements for classification as a REIT. The partnership agreement provides that distributions of cash will be distributed from time to time as determined by us. Distributions will be pro rata in accordance with the distribution rights of the holders of the preferred units and the common units. Under the partnership agreement, subject to certain exceptions, th Operating Partnership will also assume and pay when due, or reimburse us for payment of, all costs and expenses relating to the ownership of interests in and operation of the Operating Partnership.

Duties and Conflicts

     The partnership agreement provides generally that all of our business activities must be conducted through the Operating Partnership.

Term

     The term of the Operating Partnership continues until December 31, 2094, or until sooner dissolved upon the occurrence of certain other events.

Indemnification

     The partnership agreement provides that the Operating Partnership will indemnify the REIT and the officers and directors of the REIT or the Management Company against any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Operating Partnership. The REIT's liability to the Operating Partnership and its partners for losses sustained, liabilities incurred or benefits not derived as a result of good faith errors, mistakes of fact or law, or acts or omissions is limited. See "Limitation of Liability and Indemnification."

                              EXCHANGE OF THE UNITS


Terms of the Exchange of Common Units

     We have issued 273,204 common units of the Operating Partnership to the prior owners of or to the partners of entities that owned certain properties as consideration for the contribution of these properties to the Operating Partnership. Information about the properties, date of contribution, number of units and the date the units become exchangeable is set forth below:

Property            Contribution Date         Date Exchangeable     No. of Units

Spring Valley         12/01/97                     1/20/99                 5,081
Spring Valley         12/01/97                     1/20/99                 2,541
Spring Valley         12/01/97                     1/20/99                 5,081
Spring Valley         12/01/97                     1/20/99                 5,081
Spring Valley         12/01/97                     1/20/99                 2,541
Spring Valley         12/01/97                     1/20/99                10,163
Spring Valley         12/01/97                     1/20/99                43,489
Spring Valley         12/01/97                     1/20/99                 7,622
Spring Valley         12/01/97                     1/20/99                 5,081
Spring Valley         12/01/97                     1/20/99                 5,082
Spring Valley         12/01/97                     1/20/99                 2,541
Spring Valley         12/01/97                     1/20/99                 1,270
Spring Valley         12/01/97                     1/20/99                 3,811
Spring Valley         12/01/97                     1/20/99                 5,081
Spring Valley         12/01/97                     1/20/99                 5,082
Spring Valley         12/01/97                     1/20/99                 2,033
Spring Valley         12/01/97                     1/20/99                 3,049
Spring Valley         12/01/97                     1/20/99                 5,081
Spring Valley         12/01/97                     1/20/99                 2,541
Spring Valley         12/01/97                     1/20/99                 5,081
Spring Valley         12/01/97                     1/20/99                 2,541
Spring Valley         12/01/97                     1/20/99                 2,541
Spring Valley         12/01/97                     1/20/99                 2,541
Spring Valley         12/01/97                     1/20/99                 2,541
Spring Valley         12/01/97                     1/20/99                 5,082
Bowie Plaza            1/01/98                     1/31/99                80,626
Bowie Plaza            1/01/98                     1/31/99                50,000

     Holders of these common units may exchange their common units for cash, or at our discretion, for a like number of shares of common stock. These shares of common stock may be resold at any time. The number of shares of stock for which the holders of Units may exchange their Units may be adjusted in the event of stock splits, stock dividends, issuance of certain rights, certain extraordinary distributions and similar events.

     A holder of common units effecting an exchange must deliver to us a notice of exchange. The tendering holder shall have the right to receive an amount of cash from the Operating Partnership equal to the Cash Amount, as defined in the partnership agreement, on the Valuation Date, as defined in the partnership agreement. We may elect to acquire these tendered common units in exchange for a like number of shares of common stock. If we do so, the tendering holder shall have no right to cause the Operating Partnership to redeem the common units in exchange for the Cash Amount.

     The shares of common stock exchanged for tendered units shall be delivered as duly authorized, validly issued, fully paid and nonassessable shares, free of any pledge, lien, encumbrance or restriction, other than those provided in our charter and bylaws, relevant state and federal securities laws, and any applicable registration rights agreement entered into by the tendering holder. Even if delivery is delayed, the tendering holder shall be deemed the owner of the shares and rights for all purposes, as of the date of the exchange notice.

     Each tendering holder shall continue to own all Units subject to any exchange, and be treated as a limited partner with respect to the Units for all purposes, until the Units are transferred to us and paid for on the date of the exchange notice. Until the date of the exchange notice, the tendering holder shall have no rights as one of our stockholders.

Certain Conditions to the Exchange

     We will issue shares of stock in exchange for Units to a tendering holder promptly upon receipt of a notice of exchange unless:

* an exchange would cause the tendering holder or any other person to violate the Restrictions on Ownership and Transfer provisions of the charter;

* the exchange is for less than 100 Units, or if the tendering holder holds less than 100 Units, the exchange is for less than all of the Units held by the tendering holder; or

* the tendering holder wishes to effect an exchange during the period between the record date established by us for a distribution from the Operating Partnership to the partners in the Operating Partnership and the record date established by us for a distribution to our stockholders of some or all of our portion of the distribution.

     Any attempted exchange in violation of any of the foregoing conditions shall be void and the tendering holder shall not acquire any rights or economic interest in the shares of stock otherwise issuable upon the exchange.

Comparison of the REIT and the Operating Partnership

     Generally the nature of an investment in common stock is similar in several respects to an investment in the Units of the Operating Partnership. Holders of common stock and holders of common units receive similar distributions. Shareholders and holders of Units generally share in the risks and rewards of ownership in the enterprise being conducted by us through the Operating Partnership. However, there are also differences between ownership of Units and ownership of stock, some of which may be material to investors.

     The information below highlights a number of the significant differences between the REIT and the Operating Partnership including form of organization, management control, voting rights, liquidity and federal income tax considerations. These comparisons are intended to assist holders of Units in understanding how their investment will be changed if they exchange their Units for common stock. This discussion is only a summary and does not constitute a complete discussion of these matters. Holders of Units should carefully review the balance of this prospectus and the registration statement of which this prospectus is a part for additional important information.

                      Form of Organization and Assets Owned

The Operating Partnership is organized as a Maryland limited partnership. The Operating Partnership owns interests in properties and the Lower Tier Partnerships. The Operating Partnership's purpose is to conduct any business that may be lawfully conducted by a limited partnership organized under the Maryland Revised Uniform Limited Partnership Act. However, its business must be conducted in a manner that permits the REIT to qualify as a REIT unless it otherwise ceases to qualify as a REIT.

The REIT is a Maryland corporation. It has elected to be taxed as a REIT under the Code, commencing with our taxable year ended December 31, 1994. It intends to maintain its qualification as a REIT. Its primary asset is its interest in the Operating Partnership, which gives it an indirect investment in the properties owned by the Operating Partnership. Under its charter, the REIT may engage in any lawful activity permitted under Maryland law. However, under the partnership agreement, the REIT, as a general partner, may not conduct any business other than the business of the Operating Partnership.

                               Additional Equity

The Operating Partnership may issue common units, exchangeable preferred units and other partnership interests (including partnership interests of different series or classes that may be senior to common units) in exchange for additional capital contributions as determined by the REIT, in its sole discretion. In exchange for capital contributions, the Operating Partnership may issue common units and other partnership interests to the REIT, may issue additional common units to existing limited partners, and may admit third parties as additional limited partners.

The Board of Directors may, in its discretion, authorize the issuance of additional common stock or shares of convertible preferred stock. However, the total number of shares issued cannot exceed the authorized number of shares of stock set forth in the charter. As long as the Operating Partnership is in existence, the proceeds of all equity capital raised by the REIT will be contributed to the Operating Partnership in exchange for Units in the Operating Partnership.

                               Management Control

All management powers over the business and affairs of the Operating Partnership are vested in the REIT as the general partner. No limited partner of the Operating Partnership has any right to participate in or exercise control or management power over the business and affairs of the Operating Partnership except:

* the REIT may not dispose of all or substantially all of the Operating Partnership's assets without the consent of the holders of two-thirds of the outstanding common units; and

*    the  REIT is  limited  in its  ability  to cause or  permit  the  Opearting
     Partnershiup to dissolve. See "Vote Required to Dissolve the Operating Partnership or the REIT" below.

The REIT may not be removed as general partner by the holders of common units with our without cause.

The REIT's business and affairs are managed under the direction of the Board of Directors, subject to restrictions in the charter and bylaws. The Board is classified into three classes of directors. At each annual meeting of the stockholders, the successors of the class of directors whose terms expire at that meeting will be elected. The Board of Directors may alter or eliminate its policies without a vote of the stockholders. Accordingly, except for their vote in the elections of directors, stockholders have no control over the REIT's ordinary business policies. However, the Board of Directors cannot change the policy of maintaining status as a REIT without the approval of holders of a majority of the outstanding common stock.

                    Duties of General Partners and Directors

Under Maryland law, the REIT, as general partner, is accountable to the Operating Partnership as a fiduciary. Consequently, the REIT is required to exercise good faith and integrity in all of its dealings with respect to partnership affairs. However, under the Partnership Agreement, the REIT is not liable for monetary damages for losses sustained or liabilities incurred by partners as a result of good faith errors of judgment, acts or omissions.

Under Maryland law, the directors must perform their duties in good faith, in a manner that they reasonably believe to be in the REIT's best interests and with the care of an ordinarily prudent person in a like position under similar circumstances. Directors who act in such a manner generally will not be liable by reason of being a director.

                    Management Liability and Indemnification

As a matter of Maryland law, the REIT, as the general partner, has liability for the payment of the obligations and debts of the Operating Partnership unless limitations upon such liability are stated in the document or instrument evidencing the obligations. Under the partnership agreement, the Operating Partnership has agreed to indemnify the REIT and any of its directors or officers from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts incurred in connection with any actions relating to the operations of the Operating Partnership. However, the Operating Partnership will not be required to indemnify the REIT or its officers and directors if:

*    a bad faith act was material to the action;

* the REIT or its officers or directors received an improper personal benefit; or

* in the case of any criminal proceeding, the REIT or its officers or directors had reasonable cause to believe the act was unlawful.

The reasonable expenses incurred by an indemnitee may be reimbursed by the Operating Partnership before the final disposition of the proceeding. First, however, the indemnitee must deliver to the Opearting Partnership an affirmation of his, her or its good faith belief that the standard of conduct necessary for indemnification has been met and an undertaking that the indemnitee shall repay the amount if it is determined that such standard was not met.

The charter contains a provision which eliminates the liability of directors and officers to the REIT and its stockholders to the fullest extent permitted by Maryland law. The bylaws provide indemnification to directors and officers to the same extent that the directors and officers have indemnification rights under the Partnership Agreement (as officers and directors of the general partner of the Operating Partnership).

                             Antitakeover Provisions

     Except in limited circumstances (See "Voting Rights" below), the REIT has exclusive management power over the business and affairs of the Operating Partnership. The REIT may not be removed as general partner by the limited partners with or without cause. A limited partner may generally transfer its limited partnership interest without restriction. However, both the REIT and the Operating Partnership have a right of first refusal for any proposed transfer.

     The REIT's charter and bylaws contain a number of provisions that may delay or discourage an unsolicited proposal for acquisition or the removal of incumbent management. These provisions include:

*    a staggered board of directors;

* authorized stock that may be issued as preferred stock in the discretion of the Board of Directors, with voting or other rights superior to the common stock;

* a requirement that directors may be removed only for cause and only by the affirmative vote of two-thirds of the aggregate number of votes then entitled to be cast generally in the election of directors;

* provisions designed to avoid concentration of share ownership in a matter that would jeopardize the status as a REIT under the Code; and

*    a stockholder's rights plan.

     See "Description of Capital Stock-Restrictions on Ownership, Transfer and Conversion." Maryland law also contains certain provisions which could delay, defer or prevent a change of control or other transaction. See "Provisions of Maryland Law and the REIT's Charter and Bylaws."

                                  Voting Rights

     Under the partnership agreement, the limited partners have voting rights only as to the dissolution of the Operating Partnership, the sale of all or substantially all of the assets or merger of the Operating Partnership, and certain amendments to the partnership agreement, as described more fully below. Otherwise, the REIT makes all decisions relating to the operation and management of the Operating Partnership. As holders of common units exchange their common units, the REIT's percentage ownership of the common units will increase. If additional Units are issued to third parties, the REIT's percentage ownership of the Units will decrease.

     The Board of Directors consists of three classes having staggered three-year terms of office. Stockholders elect one class at each annual meeting of stockholders. Maryland law requires that certain major corporate transactions, including most amendments to the charter, must have stockholder approval as set forth below. All shares of common stock have one vote per share. The charter permits the Board of Directors to classify and authorize the issuance of preferred stock in one or more series having voting power which may differ from that of the common stock. "See Description of Capital Stock."

     The following is a comparison of the voting rights of the holders of Units of the Operating Partnership and the REIT's stockholders as they relate to certain major transactions:

            A.  Amendment of the Partnership Agreement or the Charter

     The partnership agreement may be amended through a proposal by the REIT as the general partner or any limited partner. Such proposal, in order to be effective, must be approved by the REIT and by the written vote of holders of at least a majority of the outstanding common units and exchangeable preferred units. Each affected limited partner must approve certain amendments that affect the fundamental rights of a holder of common units. In addition, the REIT may, without the consent of the holders of common units, amend the partnership agreement as to certain ministerial matters.

     Under Maryland law and the charter, the Board of Directors and holders of at least a majority of the votes entitled to be cast on the matter generally must approve amendments to the charter.

       B.  Vote Required to Dissolve the Operating Partnership or the REIT

     The REIT may not elect to dissolve the Operating Partnership without the prior written consent of the holders of at least a majority of the outstanding common units and exchangeable preferred units.

     Under Maryland law and the charter, the Board of Directors and holders of at least a majority of the votes entitled to be cast on the matter must approve dissolution of the REIT.

                    C.  Vote Required to Sell Assets or Merge

     Under the partnership agreement, the disposition of all or substantially all of the Operating Partnership's assets or merger or consolidation of the Operating Partnership requires the REIT's consent and that of holders of at least a majority of the outstanding common units and exchangeable preferred units.

     Under Maryland law, the sale of all or substantially all of the REIT's assets or a merger or a consolidation of the REIT requires the approval of the Board of Directors and holders of at least a majority of the votes entitled to be cast on the matter. The sale of less than all or substantially all of the REIT's assets does not require approval of the stockholders.

                      Compensation, Fees and Distributions

     The REIT does not receive any compensation for its services as general partner of the Operating Partnership. As a partner in the Operating Partnership, however, the REIT has the same right to receive pro rata allocations and distributions as other partners of the Operating Partnership. In addition, the Operating Partnership will reimburse the REIT for all expenses incurred relating to its ongoing operation and any other offering of additional partnership interests in the Operating Partnership.

     The REIT's officers and outside directors may receive compensation for their services.

                             Liability of Investors

     Under the Partnership Agreement and applicable Maryland law, the liability of the holders of common units and exchangeable preferred units for the Operating Partnership's debts and obligations is generally limited to the amount of their investment in the Operating Partnership.

     Under Maryland law, the REIT's stockholders are not personally liable for the REIT's debts or obligations.

                                    Liquidity

     The REIT may not transfer its Units except to a successor general partner with the consent of a majority in interest of the limited partners. Limited partners may generally transfer their Units without restriction, provided that both the Operating Partnership and the REIT have a right of first refusal for any proposed transfer.

     The shares of stock will be freely transferable as registered securities under the Securities Act, subject to prospectus delivery and other requirements for registered securities.

                                      Taxes

     The Operating Partnership itself is not subject to Federal income taxes. Instead, each holder of Units includes its allocable share of the Operating Partnership's taxable income or loss in determining its individual federal income tax liability. Depending on certain facts, a Unit holder's allocable share of income and loss from the Operating Partnership may be subject to the "passive activity" limitations. Under the "passive activity" rules, a Unit holder's allocable share of income and loss from the Operating Partnership that is considered "passive" generally can be offset only against a holder's income and loss from other investments that constitute "passive activities." Cash distributions from the Operating Partnership are generally not taxable to a holder of Units. However, to the extent cash distributions exceed a holder's basis in its interest in the Operating Partnership (which will include the holder's allocable share of the Operating Partnership's nonrecourse debt), they are taxable to the holder of the Units. Holders of common units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which the Operating Partnership owns property, even if they are not residents of those states.

     Dividends paid by the REIT will be treated as "portfolio" income and cannot be offset with losses from "passive activities." Distributions made by the REIT to its taxable domestic stockholders out of current or accumulated earnings and profits will be taken into account by domestic stockholders as ordinary income. Distributions that are designated as capital gain dividends generally will be taxed as capital gain at a rate of 20% or 25%. Distributions in excess of current or accumulated earnings and profits will be treated as a non-taxable return of basis to the extent of a stockholder's adjusted basis in its stock, with the excess taxed as capital gain. See "Federal Income Tax Consequences - Taxation of U.S. Stockholders Generally." The REIT may be required to pay state income taxes in certain states.

                             PROVISIONS OF MARYLAND
                     LAW AND THE REIT'S CHARTER AND BYLAWS

     The following paragraphs summarize provisions of Maryland law and the REIT's charter and bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to the charter and bylaws. See "Available Information."

Classification of the Board Of Directors

     Under the bylaws, the number of our directors may be established by the Board of Directors. However, this number may not be fewer than the minimum number required under Maryland law (which under current circumstances is three directors) nor more than fifteen. A vacancy resulting from an increase in the number of directors may be filled by a majority vote of the entire Board of Directors. Other vacancies will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors. Pursuant to the charter, the directors are divided into three classes. Currently there are seven directors. Two directors hold office for a term which expires at the annual meeting of stockholders to be held in May 1999. Three directors hold office for a term which expires at the annual meeting of stockholders to be held in May 2000. Two directors hold office for a term which expires at the annual meeting of stockholders to be held in May 2001. As the term of each class expires, directors in that class will be elected for a term of three years until their successors are duly elected and qualify. We believe that classification of the Board of Directors will help to assure the continuity and stability of our business strategies and policies.

     The classification of the Board may make the replacement of incumbent directors more time-consuming and difficult. This could discourage a third party from making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to us and our stockholders. A change in a majority of the Board of Directors will generally require at least two annual meetings of stockholders, instead of one. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of common stock have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of shares of common stock will be able to elect all of the successors of the class of directors whose term expires at that meeting and the holders of the remaining shares of common stock will not be able to elect any directors.

Removal of Directors

     The charter provides that a director may be removed only for cause (as defined in the charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors.
Therefore, because the Board of Directors is authorized to fill vacant directorships, stockholders may not both remove incumbent directors and fill the vacancies created by such removal with their own nominees.

Business Combinations

Under Maryland law, certain "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

* any person who beneficially owns ten percent or more of the voting power of the corporation's shares; or

* an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

* 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

* two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected.

These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price (as defined under Maryland law) for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. None of these provisions of the Maryland law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. Our Board of Directors has exempted from these provisions of Maryland law any business combination involving Messrs. Halpert and Wolfe and any of their affiliates or associates or any person acting in concert with any of such persons. As a result, these persons may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

     The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

     Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Share of stock owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. "Control Shares" are voting shares of stock which, if aggregated with all other shares of stoc owned by the acquiror or shares of stock for which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

*    one-fifth or more but less than one-third;

*    one-third or more but less than a majority; or

*    a majority or more of all voting power.

     Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights previously have been approved) for fair value. Fair value is determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of control shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.

     Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. Our Board of Directors may amend or eliminate this provision at any time in the future.

Amendment to the Charter

     Certain provisions of our charter, including its provisions on classification of the Board of Directors, removal of directors, voting rights of common stock and voting requirements for charter amendments, may be amended only by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter. Other amendments to our charter require the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Amendment to the Bylaws

     Our Board of Directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Dissolution of the Company

     Our dissolution must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business; Procedures of Special Meetings Requested by Stockholders

     Our bylaws provide that nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders at the annual meeting of stockholders may be made only:

*    pursuant to our notice of the meeting;

*    by or at the direction of the Board of Directors; and

* by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the bylaws.

     Our bylaws also provide that only the business specified in our notice of meeting may be brought before a special meeting of stockholders. Nominations of persons for election to the Board of Directors at a special meeting of stockholders may be made only:

*    pursuant to our notice of the meeting;

*    by or at the direction of the Board of Directors; or

* provided that the Board of Directors has determined that directors shall be elected to such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the bylaws.

     Our bylaws contain special procedures applicable to a special meeting of stockholders that is called at the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting.

Stockholder Rights Plan

     Our Board of Directors has adopted a stockholders' rights plan as set forth in a Rights Agreement dated October 10, 1998, as amended from time to time, between the REIT and American Stock Transfer & Trust Company, as rights agent. The Rights Agreement assigns one right to purchase a fraction of our newly created series of preferred stock for each share of our common stock owned on or after October 26, 1998. Initially, the rights will not be exercisable and will not trade separately fro the common stock. Under certain circumstances, stockholders will be able to exercise their rights if a person or group initiates an unsolicited takeover by acquiring at least 15% of our common stock or by making a tender offer to acquire 15% or more of our common stock. Ultimately, if an unsolicited acquiror gains control of us, stockholders, other than the acquiror, would be able to purchase our common stock or the acquiror's stock at a 50% discount. The rights plan will expire on October 26, 2008.

Anti-Takeover Effect of Provisions of Maryland Law and of the Charter and Bylaws

     The provisions in the charter on classification of the Board of Directors and removal of directors, the business combination and, if the applicable provision in our bylaws is rescinded, the control share acquisition provisions of Maryland law, the advance notice provisions of our bylaws, the provisions of our bylaws relating to stockholder requested special meetings and our stockholder rights plan may delay, defer or prevent a change of control or other transaction in which holders of some, or a majority, of the common stock might receive a premium for their common stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

Limitation of Liability and Indemnification

     Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages. However, liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action may not be eliminated. Our charter contains a provision which eliminate liability of directors and officers to the maximum extent permitted by Maryland law. This provision does not limit our ability or that of our stockholders to obtain equitable relief, such as an injunction or rescission.

     The charter authorizes us, to the maximum extent permitted by Maryland law, to obligate us to indemnify and to pay or reimburse reasonable expenses before final disposition of a proceeding to any present or former director or officer from and against any claim or liability incurred by reason of his status as one of our present or former directors or officers. The charter also provides that we may indemnify any other persons permitted but not required to be indemnified by Maryland law. The bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses before final disposition of a proceeding to:

* any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity; or

* any individual who, while one of our directors and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise and who is made a party to the proceeding by reason of his service in that capacity.

The bylaws also permit us to indemnify and advance expenses to any person who served one of our predecessors in any of the capacities described above and to any of our (or our predecessors') employees or agents.

     Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

* the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

* the director or officer actually received an improper personal benefit in money, property or services; or

* in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation generally may not indemnify for an adverse judgment in a suit by or in the right of the corporation. Also, a Maryland corporation generally may not indemnify for a judgment of liability on the basis that personal benefit was improperly received. In either of these cases, a Maryland corporation may indemnify for expenses only if a court so orders. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer. First, however, the corporation must receive a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

     The partnership agreement also provides for indemnification of the REIT, as general partner, and its officers and directors generally to the same extent as permitted by Maryland law for a corporation's officers and directors. The partnership agreement also limits our liability to the Operating Partnership and its partners in the case of losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission made in good faith. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

                         FEDERAL INCOME TAX CONSEQUENCES

     The following summary of material federal income tax consequences regarding First Washington Realty Trust, Inc. and the common stock we are registering is based on current law, is for general information only and is not tax advice. The information set forth below, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, is the opinion of Latham & Watkins, our tax counsel, as to the material federal income tax consequences relevant to purchasers of our common stock. The tax treatment to holders of common stock will vary depending on a holder's particular situation and this discussion does not purport to deal with all aspects of taxation that may be relevant to a holder of common stock in light of his or her personal investments or tax circumstances, or to certain types of stockholders, subject to special treatment under the federal income tax laws except to the extent discussed under the headings "Taxation of Tax-Exempt Stockholders" and "Taxation of Non-U.S. Stockholders." Stockholders subject to special treatment include, without limitation, insurance companies, financial institutions or broker-dealers, tax-exempt organizations, stockholders holding securities as part of a conversion transaction, or a hedge or hedging transaction or as a position in a straddle for tax purposes, foreign corporations and persons who are not citizens or residents of the United States. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to holders of the common stock.

     The information in this section is based on the Internal Revenue Code, current, temporary and proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the "IRS") (including its practices and policies as expressed in certain private letter rulings which are not binding on the IRS except with respect to the particular taxpayers who requested and received such rulings) and court decisions, all as of the date of this prospectus. There is no assurance that future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions will not adversely affect existing interpretations. Any change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment and the statements in this prospectus are not binding on the IRS to a court. Thus, we can provide no assurance that these statements will not be challenged by the IRS or sustained by a court if challenged by the IRS.

     If we meet the detailed requirements for qualification as a REIT that are set forth in the Code, which are generally summarized below, we will be treated as a REIT for federal income tax purposes. In this case, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder level) that generally results from investments in a corporation. If we fail to qualify as a REIT in any taxable year, we would not be allowed a deduction for dividends paid to our stockholders in computing taxable income and would be subject to federal income tax at regular corporate rates. Unless entitled to relief under specific statutory provisions, we would be ineligible to be taxed as a REIT for the four succeeding tax years. As a result the funds available for distribution to our stockholders would be reduced.

     Each prospective purchaser should consult his or her own tax advisor regarding the specific tax consequences to him or her of the purchase, ownership and sale of common stock, including the federal, state, local, foreign and other tax consequences of such purchase, ownership and sale and of potential changes in applicable tax laws.

Tax Consequences of Redemption or Exchange of Units

     If you redeem or exchange Units for cash or shares of stock, you will recognize gain or loss because the redemption and exchange are each taxable transactions. Depending upon your particular situation, it is possible that the amount of gain you recognize or even your tax liability resulting from the gain could exceed the amount of cash and the value of the shares of stock you receive upon the redemption or exchange. You are advised to consult your own tax advisors regarding the specifi tax consequences of the redemption or exchange of units, including the federal, state, local, foreign or other tax consequences of this transaction.

Taxation of First Washington Realty Trust, Inc.

     General. We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1994. We believe we have been organized and have operated in a manner which qualifies for taxation as a REIT under the Code commencing with our taxable year ended December 31, 1994. We intend to continue to operate in this manner. However, our qualification and taxation as a REIT depends upon our ability to meet (through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code. Accordingly, there is no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. Further, legislative, administrative or judicial action may change, perhaps retroactively, the anticipated income tax treatment described in this prospectus. See "-Failure to Qualify."

     The sections of the Code that relate to the qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code, and these rules and these regulations.

     If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" (once at the corporate level when earned and once again at the stockholder level when distributed) that generally results from investment in a corporation. However, the Company will be subject to federal income tax as follows:

     First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

     Second, we may be subject to the "alternative minimum tax" on our items of tax preference under certain circumstances.

     Third, if we have (a) net income from the sale or other disposition of "foreclosure property" (defined generally as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property) which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

     Fourth, we will be subject to a 100% tax on any net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property).

     Fifth, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% test multiplied by (b) a fraction intended to reflect our profitability, if we fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but have maintained our qualification as a REIT because we satisfied certain other requirements.

     Sixth, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year, and (iii) any undistributed taxable income from prior periods.

     Seventh, if we acquire any asset (a "Built-In Gain Asset") from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period (the "Recognition Period") beginning on the date on which we acquired the asset, then we will be subject to tax at the highest regular corporate tax rate on this gain to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, determined as of the beginning of the Recognition Period). The results described in this paragraph with respect to the recognition of Built-In Gain assume that we will make an election pursuant to IRS Notice 88-19.

     Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association that:

(1)  is managed by one or more trustees or directors;

(2)  uses   transferable   shares  or  transferable   certificates  to  evidence
     beneficial ownership;

(3) would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4) is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5)  is beneficially owned by 100 or more persons;

(6) during the last half of each taxable year not more than 50% in value of its outstanding stock is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and

(7) meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

     The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception.

     We have satisfied condition (5) and believe that we have issued sufficient shares to satisfy condition (6). In addition, our charter provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These ownership and transfer restrictions are described in "Description of Capital Stock-Restrictions on Ownership, Transfer and Conversion." Primaril (though not exclusively) as a result of fluctuations in value among the different classes of our capital stock, these restrictions may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described (5) and (6) above. If we fail to satisfy these share ownership requirements, our status as a REIT will terminate. However, if we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do no know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See "-Failure to Qualify."

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. We have and will continue to have a calendar taxable year.

     Ownership of Subsidiaries. We own interests in certain of the Lower Tier Partnerships through subsidiaries. Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities and items of income of the REIT for all purposes of the Code including the REIT qualification tests. "qualified REIT subsidiary" is defined for taxable years beginning on or before August 5, 1997, as any corporation if 100 percent of the stock of the corporation is held by the REIT at all times during the period the corporation was in existence and, for taxable years beginning after August 5, 1997, as any corporation 100 percent of the stock of which is owned by the REIT, without regard to prior ownership. Each of our subsidiaries qualifies as a "qualified REIT subsidiary." Thus, in applying the requirements described herein, our subsidiaries are ignored, and all of our subsidiaries' assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction, and credit for all purposes of the Code, including the REIT qualification tests. For this reason, references under "Federal Income Tax Consequences" to our income and assets include the income and assets of our subsidiaries. Because our subsidiaries are treated as "qualified REIT subsidiaries" they will not be subject to federal income tax. In addition, our ownership of the voting securities of the subsidiaries will not violate the restrictions against ownership of securities of any one issuer which constitutes more than 10% of such issuer's voting securities or more than 5% in value of our assets, described below under "-Asset Tests."

     Ownership of a Partnership Interest. In the case of a REIT which is a partner in a partnership, IRS regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership. Also, the REIT will be deemed to be entitled to the income of the partnership attributable to its proportionate share. The character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of
Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets, liabilities and items of income of the Operating Partnership (including the Operating Partnership's share of these items for any Lower Tier Partnership) are treated as our assets, liabilities and items of income for purposes of applying the requirements described in this prospectus (including the income and asset tests described below). We have included a summary of the rules governing the Federal income taxation of partnerships and their partners below in "-Tax Aspects of the Operating Partnership." We have direct control of the Operating Partnership and will continue to operate it consistent with the requirements for qualification as a REIT.

     Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions) from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions) from these real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met.

     First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant").

     Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to personal property will not qualify as "rents from real property."

     Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property (subject to a 1% de minimis exception), other than through an independent contractor from whom the REIT derives no revenue. The REIT may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property.

We do not and will not:

* charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above);

*    rent any property to a Related Party Tenant;

* derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease); or

* perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom we derive no revenue.

Notwithstanding the foregoing, we may have taken and may continue to take certain of the actions set forth above to the extent these actions will not, based on the advice of our tax counsel, jeopardize our status as a REIT.

     The Management Company receives fees in exchange for the performance of certain management services. These fees will not accrue to us, but we will derive dividends from the Management Company which qualify under the 95% gross income test, but not the 75% gross income test. We believe that the aggregate amount of any non-qualifying income in any taxable year has not exceeded and will not exceed the limit on non-qualifying income under the gross income tests.

     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Generally, we may avail ourselves of the relief provisions if:

* our failure to meet these tests was due to reasonable cause and not due to willful neglect; we attach a schedule of the sources of our income to our federal income tax return; and

* any incorrect information on the schedule was not due to fraud with intent to evade tax.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in "-Taxation of First Washington Realty Trust, Inc.-General," even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our excess net income. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite our periodic monitoring of our income.

     Prohibited Transaction Income. Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including our share of any such gain realized by the Operating Partnership) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely effect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. The Operating Partnership intends to hold the properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating its properties and to make occasional sales of the properties as are consistent with the Operating Partnership's investment objectives. However, the IRS may contend that that one or more of these sales is subject to the 100% penalty tax.

     Asset Tests. At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments held for one year or less that are purchased with the proceeds of a stock offering or a long-term (at least five years) debt offering. Second, not more than 25% of our total assets may be represented by securities, other than those securities includible in the 75% asset test. Third, of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of our total assets and we may not own more than 10% of any one issuer's outstanding voting securities.

     The Operating Partnership owns 100% of the nonvoting preferred stock of the Management Company and a note of the Management Company. The Operating Partnership does not and will not own any of the voting securities of the Management Company. Therefore we will not be considered to own more than 10% of the voting securities of the Management Company. In addition, we believe that the value of our pro rata share of the securities of the Management Company held by the Operating Partnership did not exceed at any time up to and including the date of this prospectus 5% of the total value of our assets and will not exceed this amount in the future.

     After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire additional securities of the Management Company or other securities or other property during a quarter (including an increase in our interests in the Operating Partnership), we can cure this failure by disposing o sufficient nonqualifying assets within 30 days after the close of that quarter. We have maintained and will continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.

     Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to the sum of 95% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and 95% of the net income (after tax), if any, from foreclosure property, minus the excess of the sum of certain items of noncash income over 5% of "REIT taxable income" as described above.

     These distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. These distributions are taxable to holders of common stock and convertible preferred stock (other than tax-exempt entities, as discussed below) in the year in which paid. This is so even though these distributions relate to th prior year for purposes of our 95% distribution requirement. The amount distributed must not be preferential - e.g., every shareholder of the class of stock to which a distribution is made must be treated the same as every other shareholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 95%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. We have made and intend to make timely distributions sufficient to satisfy these annual distribution requirements.

     We expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, in order to meet the distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     Furthermore, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

Failure To Qualify

     If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income to the extent of our current and accumulated earnings and profits, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Taxation Of Taxable U.S. Stockholders

     As used below, the term "U.S. Stockholder" means a holder of shares of common stock who (for United States federal income tax purposes):

*    is a citizen or resident of the United States;

* is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

* is an estate the income of which is subject to United States federal income taxation regardless of its source; or

* is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

Notwithstanding  the  preceding  sentence,  to the extent  provided  in Treasury
Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. Stockholders.

     Distributions Generally. As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. Stockholders as ordinary income. These distributions will not be eligible for the dividends-received deduction in the case of U.S. Stockholders that are corporations. For purposes of determining whether distributions to holders of common stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated:

* first to the convertible preferred stock (to the extent of the preferred distribution on this stock);

* second to the common stock (to the extent of distributions equal to $0.4875 per quarter per share); and

* third pro-rata between both the convertible preferred stock and the common stock for any distributions in which the convertible preferred stock is entitled to participate.

     To the extent that we make distributions, other than capital gain dividends discussed below, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. Stockholder. This treatment will reduce the adjusted basis which each U.S. Stockholder has in his shares of stock for tax purposes by the amount of the distribution (but not below zero). Distributions in excess of a U.S. Stockholder's adjusted basis in his shares will be taxable as capital gains, provided that the shares have been held as a capital asset, and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months shall be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

     Capital Gain Distributions. Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. Stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset. Depending on the period of time we have held the assets which produced these gains, and on certain designations, if any, which we may make, these gains may be taxable to non-corporate U.S. stockholders a a 20% or 25% rate. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

     Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. Stockholder of our shares will not be treated as passive activity income. As a result, U.S. Stockholders generally will not be able to apply any "passive losses" against this income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment income limitation. Gain arising from the sale or other disposition of our shares, however, will not be treated as investment income under certain circumstances.

     Retention of Net Long-Term Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a U.S. Stockholder generally would:

* include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls subject to certain limitations as to the amount that is includible;

* be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. Stockholder's long-term capital gains;

*    receive a credit or refund for the amount of tax deemed paid by it;

* increase the adjusted basis of its common stock by the difference between the amount of includible gains and the tax deemed to have been paid by it; and

* in the case of a U.S. Stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

Dispositions of Common Stock

     If you are a U.S. Stockholder and you sell or dispose of your shares of common stock, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the shares for tax purposes. This gain or loss will be capital if you have held the common stock as a capital asset and will be long-term capital gain or loss if you have held the common stock for more than one year. In general, if you are a U.S. Stockholder and you recognize loss upon the sale or other disposition of common stock that you have held for six months or less (after applying certain holding period rules), the loss you recognize will be treated as a long-term capital loss, to the extent you received distributions from us which were required to be treated as long-term capital gains.

Backup Withholding

     We report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. Se "-Taxation of Non-U.S. Stockholders."

Taxation Of Tax-Exempt Stockholders

     The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder (except certain tax-exempt shareholders described below) has not held its shares as "debt financed property" within the meaning of the Code and the shares are not otherwise used in a trade or business, dividend income from us will not be UBTI to a tax- exempt shareholder. Similarly, income from the sale of shares will not constitute UBTI unless a tax-exempt shareholder has held its shares as "debt financed property" within the meaning of the Code or has used the shares in its trade or business.

     For tax-exempt shareholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code
Section 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generate by its investment in our shares. These prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

     Notwithstanding the above, however, the Omnibus Budget Reconciliation Act of 1993 (the "1993 Act") provides that, effective for taxable years beginning in 1994, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to any trust which:

*    is described in Section 401(a) of the Code;

*    is tax-exempt under Section 501(a) of the Code; and

*    holds more than 10% (by value) of the interests in the REIT.

Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

A REIT is a "pension held REIT" if:

* it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code (added by the 1993 Act) provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

* either at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, holds in the aggregate more than 50% (by value) of the interests in the REIT.

The percentage of any REIT dividend treated as UBTI is equal to the ratio of:

* the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to

*    the total gross income of the REIT.

A de minimis exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts. As a result of certain limitations on the transfer and ownership of stock contained in the charter, we are not and do not expect to be classified as a "pension held REIT.

Taxation of Non-U.S. Stockholders

     The rules governing United States federal income taxation of the ownership and disposition of stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Stockholders") are complex. No attempt is made in this prospectus to provide more than a brief summary of these rules. Accordingly, this discussion does not address all aspects of United States federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that we qualify for taxation as a REIT. Prospective Non-U.S. Stockholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in stock, including any reporting requirements.

     Distributions. If we make a distribution that is not attributable to gain from the sale or exchange of United States real property interests and is not designated as capital gains dividends, then the distribution will be treated as dividends of ordinary income to the extent it is made out made out of current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, if the dividends are treated as effectively connected with the conduct by the Non-U.S. Stockholder of a United States trade or business, or if an income tax treaty applies, as attributable to a United States permanent establishment of the Non- U.S. stockholder, the dividends will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends and are generally not subject to withholding. Any such dividends received by a Non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Under current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of the country for purposes of determining the applicability of the withholding rules discussed above and the applicability of a tax treaty rate. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income and permanent establishment exemptions discussed above.

     Distributions we make in excess of our current or accumulated earnings and profits will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of such stock. To the extent that these distributions exceed the adjusted basis of a Non-U.S. Stockholder's stock, they will give rise to gain from the sale or exchange of his stock. The tax treatment of this gain is described below. If it cannot be determined at the time a distribution is made whether or not a distribution will be in excess of current or accumulated earnings and profits, the distribution will generally be treated as a dividend for withholding purposes. However, the IRS will generally refund amounts that are withheld if it is subsequently determined that the distribution was, in fact, in excess of our current or accumulated earnings and profits.

     Distributions to a Non-U.S. Stockholder that we designate at the time of distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States federal income taxation, unless:

* investment in the stock is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic stockholders with respect to such gain (except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above); or

* the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

* Distributions to a Non-U.S. Stockholder that are attributable to gain from our sale or exchange of United States real property interests will cause the Non-U.S. Stockholder to be treated as recognizing this gain as income effectively connected with a United States trade or business. Non-U.S. Stockholders would thus generally be taxed at the same rates applicable to domestic stockholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, this gain may be subject to a 30% branch profits tax in the hands of a Non-U.S. Stockholder that is a corporation, as discussed above. We are required to withhold 35% of any such distribution. That amount is creditable against the Non-U.S. Stockholder's United States federal income tax liability.

     We or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of non-foreign status on Form W-8 or Form W-9 to determine whether withholding is required on gains realized from the disposition of United States real property interests. A domestic person who holds shares of common stock on behalf of a Non-U.S. Stockholder will bear the burden of withholding, provided that we have properly designated the appropriate portion of a distribution as a capital gain dividend.

     Sale of Stock. If you are a Non-U.S. Stockholder and you recognize gain upon the sale or exchange of shares of stock, the gain generally will not be subject to United States taxation unless the stock constitutes a "United States real property interest" within the meaning of FIRPTA. If we are a "domestically controlled REIT", then the stock will not constitute a "United States real property interest." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. Stockholders. Because our shares of stock are publicly traded, there is no assurance that we are or will continue to be a "domestically- controlled REIT." Notwithstanding the foregoing, if you are a Non-U.S. Stockholder and you recognize gain upon the sale or exchange of shares of stock and the gain is not subject to FIRPTA, the gain will be subject to United States taxation if:

* your investment in the stock is effectively connected with a United States trade or business (or, if an income treaty applies, is attributable to a United States permanent establishment); or

* you are a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and you have a "tax home" in the United States. In this case, a nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

     If we are not or cease to be a "domestically-controlled REIT," whether gain arising from the sale or exchange by a Non-U.S. Stockholder of shares of stock would be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" will depend on whether the shares are "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the New York Stock Exchange) and on the size of the selling Non-U.S. Stockholder's interest in our shares. If gain on the sale or exchange of shares of stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular United States income tax on this gain in the same manner as a U.S. Stockholder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price.

     Backup Withholding Tax and Information Reporting. Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as:

* dividends subject to the 30% (or lower treaty rate) withholding tax discussed above;

*    capital gains dividends; or

* distributions attributable to gain from our sale or exchange of United States real property interests.

As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of stock by a foreign office of a broker that:

*    is a United States person;

* derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States; or

* is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States stockholders) for United States tax.

Information Reporting will not apply if the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and certain other conditions are met, or the stockholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of sale of stocks is subject to both backup withholding and information reporting unless the stockholder certifies under penalties of perjury that the stockholder is a Non-U.S. Stockholder, or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

     New Withholding Regulations. Final regulations dealing with withholding tax on income paid to foreign persons and related matters (the "New Withholding
Regulations")  were  recently  promulgated.  In  general,  the  New  Withholding
Regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. For example, the New Withholding Regulations adopt a certification rule under which a foreign stockholder who wishes to claim the benefit of an applicable treaty rate with respect to dividends received from a United Stated corporation will be required to satisfy certain certification and other requirements. In addition, the New Withholding Regulations require a corporation that is a REIT to treat as a dividend the portion of a distribution that is not designated as a capital gain dividend or return of basis and apply the 30% withholding tax (subject to any applicable deduction or exemption) to such portion, and to apply the FIRPTA withholding rules (discussed above) with respect to the portion of the distribution designated by the REIT as capital gain dividend. The New Withholding Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. The discussion set forth above in "Taxation of Non-U.S. Stockholders" does not take the new withholding regulations into account. Prospective Non-U.S. Stockholders are strongly urged to consult their own tax advisors with respect to the new withholding regulations.

Tax Aspects Of The Operating Partnership

     General. Substantially all of our investments will be held indirectly through the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by the Operating Partnership. See "-Taxation of First Washington Realty Trust, Inc."

     Entity Classification. Our interests in the Operating Partnership and the Lower-Tier Partnerships involve special tax considerations, including the possibility of a challenge by the IRS of the status of the Operating Partnership or a Lower-Tier Partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If the Operating Partnership or a Lower-Tier Partnership were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and preclude us from satisfying the asset tests and possibly the income tests (see "-Taxation of First Washington Realty Trust, Inc. -Asset Tests" and "-Income Tests"). This, in turn, would prevent us from qualifying as a REIT. See "-Taxation of First Washington Realty Trust, Inc.-Failure to Qualify" above for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in the Operating Partnership's or a Lower-Tier Partnership's status for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

     Treasury Regulations that apply for tax period beginning on or after January 1, 1997 provide that a domestic business entity not otherwise classified as a corporation and which has at least two members (an "Eligible Entity") may elect to be taxed as a partnership for federal income tax purposes. Unless it elects otherwise, an Eligible Entity in existence prior to January 1, 1997 will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an Eligible Entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. The Operating
Partnership and each of the Lower-Tier Partnerships intends to claim classification as a partnership under the Final Regulations.

     Partnership Allocations. A partnership agreement will generally determine the allocation of income and losses among partners. However, these allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated under this section of the Code. Generally, Section 704(b) and the Treasury Regulations promulgated under this section of the Code require that partnership allocations respect the economic arrangement of the partners.

     If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated under this section of the Code.

     Tax Allocations with Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property (such as the properties) that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution (a "Book-Tax Difference"). These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the properties). Moreover, subsequent to the formation of the Operating Partnership, additional persons have contributed appreciated property to the Operating Partnership in exchange for interests in the Operating Partnership. The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code.

     In general, limited partners of the Operating Partnership who acquired their limited partnership interests through a contribution of appreciated property will be allocated depreciation deductions for tax purposes which are lower than these deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets which have a Book-Tax Difference, all income attributable to the Book-Tax Difference will generally be allocated to th limited partners who contributed the property, and we will generally be allocated only our share of capital gains attributable to appreciation, if any, occurring after the time of contribution to the Operating Partnership. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of
Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands the Operating Partnership may cause us to be allocated lower depreciation and other deductions. Possibly we could be allocated an amount of taxable income in the event of a sale of these contributed assets in excess of the economic or book income allocated to us as a result of the sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See "-Taxation of First Washington Realty Trust, Inc.-Annual Distribution Requirements."

     Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including retention of the "traditional method" or the election of certain methods which would permit any distortions caused by a Book-Tax Difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. We and the Operating Partnership have determined to use the "traditional method" for accounting for Book-Tax Differences for the properties initially contributed to the Operating Partnership and for certain assets acquired subsequently. We and the Operating Partnerships have not yet decided what method will be used to account for Book-Tax Differences for properties acquired by the Operating Partnership in the future.

     Any property acquired by the Operating Partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

     Basis in Operating Partnership Interest. The adjusted tax basis in our interest in the Operating Partnership generally will be equal to the amount of cash and the basis of any other property we contribute to the Operating Partnership, increased by our allocable share of the Operating Partnership's income and our allocable share of indebtedness of the Operating Partnership and reduced (but not below zero) by our allocable share of losses suffered by the Operating Partnership, the amount of cash distributed to us and constructive distributions resulting from a reduction in our share of indebtedness of the Operating Partnership.

     If the allocation of our distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of our partnership interest in the Operating Partnership, the recognition of this excess loss will be deferred until such time and to the extent that we have adjusted tax basis in our interest in the Operating Partnership. We will recognize taxable income to the extent that the Operating Partnership's distributions, or any decrease in our share of the indebtedness of the Operating Partnership (this decreases being considered a cash distribution to the partners), exceeds our adjusted tax basis in the Operating Partnership.

Other Tax Consequences

     We may be subject to state or local taxation in various state or local jurisdictions, including those in which we transact business and our stockholders may be subject to state or location taxation in various state or local jurisdiction, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, your state and locate tax treatment may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in our shares.

     A portion of the cash to be used by the Operating Partnership to fund distributions to partners is expected to come from the Management Company, through interest payments and dividends on non-voting preferred stock to be held by the Operating Partnership. The Management Company will pay federal and state tax on its net income at full corporate rates, which will reduce the cash available for distribution to stockholders.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of First Washington Realty Trust, Inc. for the year ended December 31, 1997 and the combined statement of revenues and certain expenses of the Acquired Properties (as defined in footnote 1 of that statement) for the year ended December 31, 1997 included in the REIT's Form 8-K/A filed on June 26, 1998 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                                  LEGAL MATTERS

     Latham & Watkins, Washington, D.C. will issue an opinion to us regarding certain legal matters. Latham & Watkins will rely as to certain matters of Maryland law, including the legality of the Common Stock, on the opinion of Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland.

                              PLAN OF DISTRIBUTION

     This prospectus relates to the possible issuance by us of up to 273,204 shares of common stock if, and to the extent that, holders of up to 273,204 common units tender such units for exchange. We are registering the common stock to provide the holders with freely tradeable securities, but the registration of these shares does not necessarily mean that any of these shares will be offered or sold by the holders. We have paid for all expenses in connection with the registration statement. No commissions or selling expenses will be paid by us in connection with the issuance of these shares.

     We will not receive any proceeds from the issuance of the common stock to holders of common units upon receiving a notice of exchange, but we will acquire their common units if we issue stock.

We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.





                                FIRST WASHINGTON
                               REALTY TRUST, INC.




                                 273,204 Shares

                                  Common Stock

                           ($0.01 Par Value Per Share)







                                   PROSPECTUS

                                January 20, 1999

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the common stock registered under this prospectus:

          SEC Registration Fee                                            $1,761
          Printing and Mailing Costs                                       1,000
          Legal Fees and Expenses                                         10,000
          Accounting Fees and Expenses                                     3,000
          Miscellaneous                                                    1,000

          Total                                                          $16,761

ITEM 15. LIMITATION OF LIABILITY AND INDEMNIFICATION

     Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages. However, liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action may not be eliminated. Our charter contains a provision which eliminate liability of directors and officers to the maximum extent permitted by Maryland law. This provision does not limit our ability or that of our stockholders to obtain equitable relief, such as an injunction or rescission.

     The charter authorizes us, to the maximum extent permitted by Maryland law, to obligate us to indemnify and to pay or reimburse reasonable expenses before final disposition of a proceeding to any present or former director or officer from and against any claim or liability incurred by reason of his status as one of our present or former directors or officers. The charter also provides that we may indemnify any other persons permitted but not required to be indemnified by Maryland law. The bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses before final disposition of a proceeding to:

* any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity; or

* any individual who, while one of our directors and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise and who is made a party to the proceeding by reason of his service in that capacity.

The bylaws also permit us to indemnify and advance expenses to any person who served one of our predecessors in any of the capacities described above and to any of our (or our predecessors') employees or agents.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

* the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

* the director or officer actually received an improper personal benefit in money, property or services; or

* in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation generally may not indemnify for an adverse judgment in a suit by or in the right of the corporation. Also, a Maryland corporation generally may not indemnify for a judgment of liability on the basis that personal benefit was improperly received. In either of these cases, a Maryland corporation may indemnify for expenses only if a court so orders. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer. First, however, the corporation must receive a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

     The partnership agreement also provides for indemnification of us, as general partner, and our officers and directors generally to the same extent as permitted by Maryland law for a corporation's officers and directors. The partnership agreement also limits our liability to the Operating Partnership and its partners in the case of losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission made in goo faith. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

ITEM 16. EXHIBITS

Exhibits

4.1(a)  Amended and Restated Articles of Incorporation*
4.1(b)  Articles   Supplementary  to  the  Amended  and  Restated   Articles  of
        Incorporation**
4.2     Amended and Restated Bylaws***
5       Opinion of Ballard Spahr Andrews & Ingersoll, LLP
8       Opinion of Latham & Watkins regarding tax matters
23(a)   Consent of Latham & Watkins (included in Exhibit 8)
23(b)   Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit 5)
23(c)   Consent of PricewaterhouseCoopers LLP

* Included as an exhibit to the Company's Form 10-K for the fiscal year ended December 31, 1997, and incorporated herein by reference.

** Included in the Company's Form 8-K filed October 23, 1998, and incorporated herein by reference.

*** Included as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. However, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from th low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)To include any material information about the plan of distribution not previously disclosed in this registration statement or any material change to this information in this registration statement.

However, subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

     To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed t be the initial bona fide offering thereof.

     As far as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant under the provisions of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland on January 20, 1999.

                                   FIRST  WASHINGTON  REALTY TRUST,  INC.


                                   By:  /s/William J. Wolfe William J. Wolfe
                                        President  and Chief  Executive  Officer

     Pursuant  to  the   requirements   of  the  Securities  Act  of  1933,  the
registration statement has been signed below by the following persons in the capacities and on the dates indicated.

     Each person whose signature appears below hereby constitutes and appoints William Wolfe as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto an other documents in connection therewith or in connection with the registration of the Securities under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.


Signature                   Title                                           Date
----------------------      -------------------------          -----------------
/s/ Stuart D. Halpert       Chairman of the                     January 20, 1999
Stuart D. Halpert           Board of Directors

/s/ William J. Wolfe        President, Chief Executive          January 20, 1999
William J. Wolfe            Officer, Director

/s/ Lester Zimmerman        Executive Vice President,           January 20, 1999
Lester Zimmerman            Director

/s/ James G. Blumenthal     Executive Vice President            January 20, 1999
James G. Blumenthal         and Chief Financial Officer

/s/ Stanley T. Burns        Director                            January 20, 1999
Stanley T. Burns

/s/ Matthew J. Hart         Director                            January 20, 1999
Matthew J. Hart

/s/ William M. Russell      Director                            January 20, 1999
William M. Russell

/s/ Heywood Wilansky        Director                            January 20, 1999
Heywood Wilansky